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                                                                     EXHIBIT 4.3

                                                                   No. PCW-_____

THE SECURITIES REPRESENTED HEREBY, AND THE SECURITIES TO BE ISSUED UPON THE EXERCISE OF THE SECURITIES REPRESENTED HEREBY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED HEREBY, AND THE SECURITIES TO BE ISSUED UPON THE EXERCISE OF THE SECURITIES REPRESENTED HEREBY, MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

TRANSFER OF THE SECURITIES REPRESENTED HEREBY, OR OF THE SECURITIES TO BE ISSUED UPON THE EXERCISE OF THE SECURITIES REPRESENTED HEREBY, IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED PURSUANT TO THE ACT.

THE SECURITIES REPRESENTED HEREBY MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE EXERCISE OF THIS WARRANT, AND THE DELIVERY OF SECURITIES THEREUPON, ARE SUBJECT TO FURTHER CONDITIONS IMPOSED BY UNITED STATES SECURITIES LAWS. SEE
SECTION 14.


                     Warrant to Purchase __________ Shares
                         of Series C Preferred Stock of
                             deCODE genetics, Inc.
                            (Void after __________)


         This certifies that Roche Finance Ltd, a Swiss company having a place of business at 124 Grenzacherstrasse CH-4070, Basel, Switzerland, or its assigns, (the "Holder"), for value received, is entitled to purchase from deCODE genetics Inc., a Delaware, USA corporation (the "Company"), having a place of business at Lynghalsi 1, IS-110 Reykjavik, Iceland, a maximum of __________ fully paid and nonassessable shares of the Series C Preferred Stock of the Company ("Series C Preferred Stock") for cash at a price of $_____ per share (the "Preferred Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (New York time) on _________ [the date that is nine (9) years from after the issue date of the Warrant] (the "Expiration Date"), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled


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in and signed and, if applicable, upon payment in cash or by check of the aggregate Preferred Stock Purchase Price for the number of shares for which this Warrant is being exercised, determined in accordance with the provisions hereof. The Preferred Stock Purchase Price and the number and class of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

         This Warrant is subject to the following terms and conditions:

1.       EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

         1.1 General. This Warrant is exercisable at the option of the Holder of record hereof, at any time or from time to time, up to the Expiration Date for all or any part of the shares of Series C Preferred Stock (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the shares of Series C Preferred Stock purchased under this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of Series C Preferred Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Series C Preferred Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder.

         1.2 Net Issue Exercise. Notwithstanding any provision herein to be contrary, if the fair market value of one share of the Series C Preferred Stock is greater than the Preferred Stock Purchase Price (at the date of calculation as set forth below), then in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Series C Preferred Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company (or at such other location as the Company may advise the Holder in writing) together with the properly endorsed Form of Subscription and notice of such election, in which event the Company shall issue to the Holder a number of shares of Series C Preferred Stock computed using the following formula:




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                                     Y (A - B)
                                 X = -----------
                                        A


     Where:

               X = the number of shares of Series C Preferred Stock to be issued to the Holder

               Y = the number of shares of Series C Preferred Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being canceled (at the date of such calculation)

               A = the fair market value of one share of the Company's Series C
                   Preferred Stock (at the date of such calculation)

               B = Preferred Stock Purchase Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Series C Preferred Stock shall be determined by the Company's Board of Directors in good faith; provided, however, that in the event the Common Stock of the Company, par value $0.001 per share (the "Common Stock") is publicly traded, the fair market value per share on the date of exercise shall be the product of (i) the average of the closing sales prices of the Common Stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market, or if the Common Stock is not then quoted on Nasdaq, on such other established exchange or national system on which the Common Stock is listed, over the twenty (20) business days preceding the date of exercise, and (ii) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible at the time of such exercise.

2.       SHARES TO BE FULLY PAID; RESERVATION OF SHARES.





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         The Company covenants and agrees that all shares of Series C Preferred
Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Series C Preferred Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Series C Preferred Stock may be issued as provided herein without violation of any applicable United States federal or state law or regulation, or of any requirements of any domestic stock exchange upon which the Series C Preferred Stock may be listed; provided, however, that the Company shall not be required to effect a registration under United States federal or state securities laws with respect to such exercise. The Company will not take any action which would result in any adjustment of the Preferred Stock Purchase Price under Section 3 if: (i) the total number of shares of Series C Preferred Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Series C Preferred Stock then outstanding and all shares of Series C Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Series C Preferred Stock then authorized by the Company's Certificate of Incorporation as in effect from time to time (the "Certificate of Incorporation"), or (ii) the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Series C Preferred Stock, together with all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all such shares of Series C Preferred Stock, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.





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3.       ADJUSTMENT OF WARRANT RIGHTS.

         3.1      Upon Conversion of Series C Preferred Stock.

                  (a) Warrant Exercisable for Common Stock. In the event that all of the outstanding Series C Preferred Stock is, at any time prior to the Expiration Date, converted in accordance with the Certificate of Incorporation into shares of Common Stock, then this Warrant shall immediately become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Series C Preferred Stock received thereupon had been simultaneously converted into Common Stock immediately prior to such event. In such event, the Common Stock purchase price (the "Common Stock Purchase Price") per share shall equal the quotient obtained by dividing (i) the aggregate Preferred Stock Purchase Price of the number of shares of Series C Preferred for which this Warrant was exercisable immediately prior to such event by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such event.

                  (b) Adjustments to Common Stock. If, at any time following the conversion of all of the Series C Preferred Stock and prior to the Expiration Date, there is any change in the Common Stock by reason of stock dividends, splits, subdivisions, combinations or the like the number of shares of Common Stock subject to this Warrant pursuant to Section 3.1(a) shall be appropriately adjusted in proportion to such increase or decrease in outstanding shares of Common Stock, and the Common Stock Purchase Price per share shall be appropriately adjusted so that the total Common Stock Purchase Price payable upon exercise of this Warrant in full shall remain unchanged.

         3.2 Prior to Conversion of Series C Preferred. The Preferred Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant prior to the conversion of all of the outstanding Series C Preferred shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.2. Upon each adjustment of the Preferred Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Preferred Stock Purchase Price resulting from such adjustment, the number of shares owned by multiplying the Preferred Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Preferred Stock Purchase Price resulting from such adjustment.


                  (a) Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Series C Preferred Stock into a greater number of shares, the



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Preferred Stock Purchase Price in effect prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Series C Preferred Stock of the Company shall be combined into a smaller number of shares, the Preferred Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

                  (b) Dividends in Preferred Stock, Property, Reclassification. If at any time or from time to time the Holders of Series C Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor:

                           (i)      Series C Preferred Stock or any shares of
stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Series C Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

                           (ii)     Any cash paid or payable otherwise than as
a cash dividend, or

                           (iii)    Series C Preferred  Stock or additional
stock or other securities or property (including cash) by way of spinoff, split-up, reclassification combination of shares or similar corporate rearrangement (other than shares of Preferred Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.2(a)), then and in each such case, the Holder hereof shall upon the exercise of this Warrant be entitled to receive, in addition to the number of shares of Series C Preferred Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (ii) and (iii) above) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Series C Preferred Stock as of the date on which Holders of Series C Preferred Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

                  (c) Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company (including any automatic conversion of outstanding shares of the Series C Preferred Stock), or all consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that Holders of Series C Preferred Stock shall be entitled to receive stock, securities, or other assets or property (an "Organic



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Change"), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Series C Preferred Stock of the Company immediately purchasable and receivable upon the exercise of the rights represented by this Warrants) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Series C Preferred Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of rights represented hereby; provided, however, that in the event the value of the stock, securities or other assets or property (determined in good faith by the Board of Directors of the Company) issuable or payable with respect to one share of the Series C Preferred Stock of the Company immediately purchasable and receivable upon the exercise of the rights represented by this Warrant is in excess of the Preferred Stock Purchase Price effective at the time of a merger and securities received in such reorganization, if any, are publicly traded, then this Warrant shall expire unless exercised prior to such Organic Change. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Preferred Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument reasonable satisfactory in form and substance to the Holders of a majority of the warrants to purchase Series C Preferred Stock then outstanding, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

                  (d) Certain Events. If any change in the outstanding Series C Preferred Stock of the Company or any other event occurs as to which the other provisions of this Section 3.2 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of this Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under this Warrant, the Preferred Stock Purchase Price or the application of such provisions, so as to protect such purchase rights. The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Preferred Stock



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Purchase Price the total number, class and kind of shares as such Holder would have owned had this Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

                  (e)      Notices of Change.

                           (i)      Immediately  upon any adjustment under this
Section 3.2 in the number of shares subject to this Warrant and of the Preferred Stock Purchase Price, the Company shall have written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                           (ii)     The Company shall give written  notice to
the Holder at least ten (10) business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

                           (iii)    The Company shall also give written notice
to the Holder at least thirty (30) business days prior to the date an which on which an Organic Change shall take place.

4.       ISSUE TAX.

         The issuance of certificates for shares of Series C Preferred Stock or Common Stock, as the case may be, upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.


5.       CLOSING OF BOOKS.

         The Company will at no time close its transfer books against the transfer of any warrant or any shares of Series C Preferred Stock or Common Stock, as the case may be, issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.




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6.       NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY.

         Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Series C Preferred Stock or Common Stock, as the case may be, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Preferred Stock Purchase Price or the Common Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.


7.       WARRANTS TRANSFERABLE.

         7.1 Transfer. Subject to compliance with applicable United States federal and state securities laws, this Warrant and all rights hereunder shall be transferable, in whole or in part, without charge to the Holder (except for transfer taxes), upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the Holder, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company's option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the Holder for all purposes.

         7.2 Survival. The rights and obligations of the Company, of the Holder and of the holder of the Series C Preferred Stock or Common Stock, as the case may be, issuable upon the exercise of this Warrant referred to in Section 7.1 shall survive the exercise of this Warrant.


8.       MODIFICATION AND WAIVER.

         This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.




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9.       NOTICES.

         Any notice or request required or permitted to be given under or in connection with this Warrant shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the party for which such notice is intended, at the address set forth for such party below:

                  (a)      In the case of the Purchaser, to:

                           Roche Finance Ltd
                           124 Grenzacherstrasse CH-4070
                           Basel
                           SWITZERLAND
                           Attention: CFDV Building 21 Room 292
                           Facsimile No.:  41-61-688-4169

                           With a copy to:

                           Hoffmann-La Roche Inc.
                           340 Kingsland Street
                           Nutley, NJ  07110
                           Attention: General Counsel
                           Facsimile No.: (973) 235-3500

                  (b)      In the case of the Company, to:

                           deCODE genetics, Inc.
                           Lynghalsi 1
                           SI-110 Reykjavik
                           ICELAND
                           Attention: President
                           Facsimile No.:  354-570-1901

or to such other address for such party as it shall have specified by like notice to the other party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service, or the foreign equivalent thereto.





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10.      BINDING EFFECT ON SUCCESSORS.

         This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the obligations of the Company relating to the Series C Preferred Stock or Common Stock, as the case may be, issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.


11.      DESCRIPTIVE HEADINGS AND GOVERNING LAW.

         The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, USA.


12.      LOST WARRANTS.

         The Company covenants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.


13.      FRACTIONAL SHARES.

         No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Preferred Stock Purchase Price or Common Stock Purchase Price, as applicable.





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14.      ADDITIONAL RESTRICTIONS ON EXERCISE.

         In addition to the restrictions set forth in the legends at the head of this Warrant, this Warrant shall not be exercised within the United States, and the Warrant Shares to be issued upon the exercise of this Warrant shall not be delivered within the United States, other than in offerings deemed to meet the definition of "offshore transaction" (as such term is defined in Regulation S promulgated under the United States Securities Act of 1933, as amended), unless this Warrant or the Warrant Shares, as the case may be, are registered under such Act or an exemption from such registration is available.

                                      * * *



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         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officer as of __________.




                                                 deCODE genetics, Inc.


                                                  By:___________________________
                                                     Kari Stefansson
                                                     President

                              FORM OF SUBSCRIPTION
                    (to be executed upon exercise of Warrant)

deCODE genetics, Inc.:

                  The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within warrant certificate (the "Warrant Certificate") for, and to purchase thereunder:

                  [ ]       __________ shares of Series C Preferred Stock; or

                  [ ] pursuant to Section 3.1 thereof, __________ shares of Common Stock

, as provided for therein, and

                  [ ] tenders herewith payment of the purchase price in full in the form of cash or a certified or official bank check in the amount of US$__________; or

                  [ ] pursuant to Section 1.2 of the Warrant, elects to purchase the number of shares of Series C Preferred Stock indicated above by surrendering the Warrant to the extent of __________ Warrant Shares, inasmuch as, as of the date hereof, the fair market value of one share of Series C Preferred Stock (as determined in accordance with the terms of the Warrant) is US$_____ and the Preferred Stock Purchase Price is $_____.

                  The undersigned hereby certifies that the undersigned is not a U.S. Person and the Warrant is not being exercised on behalf of a U.S. person, as such term is defined in Regulation S promulgated under the United States Securities Act of 1933, as amended.

                  Please issue a certificate or certificates for such Warrant Shares or shares of Common Stock, as the case may be, in the name of, and pay cash for any fractional share, to:

                           Name

                           Address

                                      ---------------------------------

                           Social Security No.
                           or Federal ID No.

                                                                 (continued ...)

                  If the number of Warrant Shares or shares of Common Stock, as the case may be, to be issued in connection herewith shall not be all of the Warrant Shares or shares of Common Stock purchasable under the Warrant, a new Warrant Certificate shall be issued in the name of the undersigned for the balance remaining of the shares purchasable thereunder, rounded up to the next higher number of such shares.


                                                  ROCHE FINANCE LTD.


                                                  By:___________________________

                                                  Name:_________________________

                                                  Title:________________________


                                                  By:___________________________

                                                  Name:_________________________

                                                  Title:________________________